EXHIBIT 15.1




Club  Corporation  International
Dallas,  Texas

Ladies  and  Gentlemen:

Re:    Registration  Statement  Filed on Form S-8 Regarding the Club Corporation
International  Omnibus  Stock  Plan

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 1, 1998, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




                                   KPMG  Peat  Marwick  LLP



Dallas,  Texas
June  18,  1998